UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 7, 2018

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

(Address of principal executive offices, including zip code)

011-353-1-634-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 7, 2018, Jazz Pharmaceuticals plc, an Irish public limited company (“Jazz Pharmaceuticals”), as guarantor, and four of its wholly-owned subsidiaries, Jazz Securities Designated Activity Company (f/k/a Jazz Securities Limited), a designated activity company organized under the laws of Ireland (the “Lead Borrower”), Jazz Pharmaceuticals, Inc., a Delaware corporation (the “U.S. Borrower”), Jazz Financing I Designated Activity Company (f/k/a Jazz Financing I Limited), a designated activity company organized under the laws of Ireland (“Jazz Financing”), and Jazz Pharmaceuticals Ireland Limited, a company organized under the laws of Ireland (“Jazz Ireland” and together with the Lead Borrower, the U.S. Borrower and Jazz Financing, the “Borrowers” and each a “Borrower”), entered into Amendment No. 2 (the “Amendment”) to that certain Credit Agreement, dated as of June 18, 2015 (as previously amended by Amendment No. 1 to the Credit Agreement, dated as of July 12, 2016, the “Existing Credit Agreement”, and as further amended by the Amendment, the “Amended Credit Agreement”), with the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, collateral agent, letter of credit issuer and swing line lender.

The Amended Credit Agreement provides for (i) a revolving credit facility of $1.60 billion (the “Revolving Credit Facility”), which replaces the revolving credit facility of $1.25 billion provided for under the Existing Credit Agreement, and (ii) an approximately $668 million term loan facility (the “Term Loan Facility”). The Revolving Credit Facility includes a $25 million swing line loan subfacility and a $25 million letter of credit subfacility. The Borrowers used all of the proceeds of loans under the Term Loan Facility (the “Refinancing Term Loans”) to refinance all of the loans outstanding under the Existing Credit Agreement. The Refinancing Term Loans were incurred as a separate new class of term loans under the Amended Credit Agreement with substantially the same terms as the previously outstanding senior secured term loans (the “Refinanced Loans”), except as described below. Jazz Pharmaceuticals expects to use the proceeds from future loans under the Revolving Credit Facility for permitted capital expenditures, permitted acquisitions, to provide for the ongoing working capital requirements of Jazz Pharmaceuticals and its subsidiaries and for other general corporate purposes. The maturity date of both the Term Loan Facility and the Revolving Credit Facility was extended from July 12, 2021 under the Existing Credit Agreement to June 7, 2023.

Loans under the Term Loan Facility and Revolving Credit Facility bear interest, at the applicable Borrower’s option, at a rate equal to either (i) the LIBOR rate, plus an applicable margin ranging from 1.375% to 1.750% per annum, based upon the secured leverage ratio (as defined in the Amended Credit Agreement) or (ii) the prime lending rate, plus an applicable margin ranging from 0.375% to 0.750% per annum, based upon the secured leverage ratio (as defined in the Amended Credit Agreement).

The Borrowers’ obligations under the Amended Credit Agreement and any hedging or cash management obligations entered into with a lender are guaranteed by Jazz Pharmaceuticals and each of Jazz Pharmaceuticals’ existing and subsequently acquired or organized direct and indirect subsidiaries (other than, among other exceptions, certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). Jazz Pharmaceuticals, the Borrowers and such guarantors are collectively referred to in this Current Report on Form 8-K as the “Loan Parties.”

The Loan Parties’ obligations under the Amended Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Loan Parties, except for certain excluded assets and (ii) all of the equity interests of the subsidiaries of the Loan Parties held by the Loan Parties (limited, in the case of the voting equity interests of certain foreign subsidiaries and certain domestic subsidiaries that hold no assets other than equity interests of foreign subsidiaries, to 65% of the voting equity interests of such subsidiaries).

The Borrowers are permitted to make voluntary prepayments at any time without payment of a premium or penalty. The Lead Borrower is required to make mandatory prepayments of outstanding indebtedness under the Amended Credit Agreement (without payment of a premium) with (i) net cash proceeds from certain non-ordinary course asset sales, (ii) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions) and (iii) net cash proceeds from issuances of debt (other than certain permitted debt). Loans under the Term Loan Facility will amortize in quarterly installments, equal to 5.00% per annum of the aggregate principal amount outstanding on the effective date of the Amendment beginning with the last full calendar quarter ending after the effective date of the Amendment, with the remaining balance payable on June 7, 2023.

The Amended Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to Jazz Pharmaceuticals and its consolidated subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. The Amended Credit Agreement contains financial covenants that require Jazz Pharmaceuticals and its restricted subsidiaries to (i) not exceed a maximum secured net leverage ratio or (ii) not fall below a cash interest coverage ratio.

Events of default under the Amended Credit Agreement include: (i) the failure by any Borrower to timely make payments due under the Amended Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty under the Amended Credit Agreement or any other loan document by any Loan Party when made; (iii) the failure by any Loan Party to comply with the covenants under the Amended Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Jazz Pharmaceuticals or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Jazz Pharmaceuticals, the Borrowers or any material restricted subsidiary; (vi) certain judgments against either Jazz Pharmaceuticals or any of its restricted subsidiaries; (vii) certain ERISA-related events reasonably expected to have a material adverse effect on Jazz Pharmaceuticals and its subsidiaries taken as a whole; (viii) the failure by the collateral documents to create a valid and perfected security interest in any material portion of the collateral purported to be covered thereby; (ix) any material provision of any loan document ceasing to be, or being asserted by Jazz Pharmaceuticals or any of its restricted subsidiaries not to be, valid, binding and enforceable, or a denial in writing by Jazz Pharmaceuticals or any of its restricted subsidiaries of any further liability under the loan documents; and (x) the occurrence of a change in control with respect to Jazz Pharmaceuticals. If one or more events of default occurs and continues, the administrative agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Loan Parties under the Amended Credit Agreement to be immediately due and payable. If any bankruptcy event of default described in clause (v) above occurs, the commitments will be terminated and the obligations of the Loan Parties under the Amended Credit Agreement will become due and payable automatically without any action by the administrative agent or the lenders.

The foregoing description of the Amended Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to Jazz Pharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2018	JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

	By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper
Executive Vice President and General Counsel